UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 20, 2008

IMPERIAL OIL LIMITED

(Exact name of registrant as specified in its charter)

Canada	0-12014	98-0017682

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

237 Fourth Avenue S.W., Calgary, Alberta, Canada	T2P 3M9

(Address of principal executive offices)	(Postal Code)

Registrant’s telephone number, including area code:	1-800-567-3776

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.
     Effective November 20, 2008, the Company’s Restricted Stock Unit Plan was amended with respect to Restricted Stock Units granted in 2002, in 2003, in 2004 and 2005, in 2006 and 2007, and in 2008 and future years. The effect of the amendment is described below in the last paragraph of the discussion of “Directors’ Compensation”, which is also intended to constitute part of the Company’s 2009 management proxy circular and 2008 Form 10-K.
Directors’ Compensation
Director compensation elements are designed to:
•	Ensure alignment with long-term shareholder interests;
•	Provide motivation to promote sustained improvement in the company’s business performance and shareholder value;
•	Ensure the company can attract and retain outstanding director candidates who meet the selection criteria outlined in Section 9 of the Board of Directors Charter attached as Schedule C;
•	Recognize the substantial time commitments necessary to oversee the affairs of the company; and
•	Support the independence of thought and action expected of directors.
Nonemployee director compensation levels are reviewed by the nominations and corporate governance committee each year, and resulting recommendations are presented to the full board for approval.
Employees of the company or ExxonMobil receive no extra pay for serving as directors. Nonemployee directors receive compensation consisting of cash and restricted stock units. Since 1999, the nonemployee directors have been able to receive all or part of their cash directors’ fees in the form of deferred share units. The purpose of the deferred share unit plan for nonemployee directors is to provide them with additional motivation to promote sustained improvement in the company’s business performance and shareholder value by allowing them to have all or part of their directors’ fees tied to the future growth in value of the company’s common shares. This plan is described on page   •   .
In 2008, the base cash retainer for nonemployee directors was $100,000 per year. Nonemployee directors were paid $20,000 for membership on all board committees. Additionally, each board committee chair received a retainer of $10,000 for each committee chaired. Nonemployee directors were not paid a fee for attending board and committee meetings on each of the eight regularly-scheduled meeting days. However, they were eligible to receive a fee of $2,000 per board or committee meeting occurring on any other day. There were two days in 2008 where such board and committee meetings occurred.
In addition to the cash fees described above, the company pays a significant portion of director compensation in restricted stock units to strongly align director compensation with the long-term interests of shareholders. In 2008, each nonemployee director received an annual grant of 2,000 restricted stock units.
On November 20, 2008, the Board amended the restricted stock unit plan to provide that the Board will no longer have the general discretion to cancel restricted stock units awarded to a nonemployee director subsequent to leaving the company’s board. Previously, the Board had to approve the retention of restricted stock units when the nonemployee director left the board. The objective of this language was to encourage Board members to remain on the Board until standard retirement time, thereby ensuring Board member alignment with long-term shareholder value. It has been determined by the Board that, to reinforce the independence of each Board member, this provision of the incentive plan language for nonemployee directors should be removed. This change applies to the terms of all outstanding restricted stock units and any restricted stock unit grants going forward. However, while on the Board and for a 24-month period after leaving the company’s Board, restricted stock units may be forfeited if the nonemployee director engages in direct competition with the company or otherwise engages in any activity detrimental to the company.

Item 9.01   Financial Statements and Exhibits.
          (c)    Exhibits.
                  The following exhibits are furnished as part of this report on Form 8-K:
[10(iii)(A)(1)]  Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2002, as amended effective November 20, 2008
[10(iii)(A)(2)]  Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2003, as amended effective November 20, 2008
[10(iii)(A)(3)]  Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2004 and 2005, as amended effective November 20, 2008
[10(iii)(A)(4)]  Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2006 and 2007, as amended effective November 20, 2008
[10(iii)(A)(5)]  Amended Restricted Stock Unit Plan with respect to Restricted Stock Units granted in 2008 and subsequent years, as amended effective November 20, 2008
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERIAL OIL LIMITED
Date:  November 20, 2008

By:	/s/ Brian Livingston
	Name:	Brian Livingston
	Title:	Vice-President, General Counsel and Corporate Secretary

By:	/s/ Brent Latimer
	Name:	Brent A. Latimer
	Title:	Assistant Secretary